Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Third Quarter 2016 Results
SAN ANTONIO, Texas, November 1, 2016 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended September 30, 2016. Notable items include:

•	Production Services Segment revenue up 19% sequentially, with improvements in all business lines, particularly wireline services.

•	Successfully mobilized three domestic drilling rigs from the Bakken to begin work in West Texas and Appalachia.

•	Re-activated one drilling rig in Colombia late in the third quarter and anticipate another rig beginning operations late in the fourth quarter of 2016.

•	Anticipate the sale of three SCR walking rigs for gross proceeds of $11 million in November.
Consolidated Financial Results
Revenues for the third quarter of 2016 were $68.4 million, up 10% from revenues of $62.3 million in the second quarter of 2016 (“the prior quarter”) and down 36% from revenues of $107.5 million in the third quarter of 2015 (“the year-earlier quarter”). The increase from the prior quarter was due to an increase in activity as a result of rising demand for our services, particularly our wireline services.
Net loss for the third quarter of 2016 was $34.6 million, or $0.53 per share, compared with net loss of $30.0 million, or $0.46 per share, in the prior quarter and net loss of $17.5 million, or $0.27 per share, in the year-earlier quarter. The net loss for the third quarter of 2016 includes a $11.8 million valuation allowance taken against deferred tax assets primarily related to domestic and foreign net operating losses. While these net operating losses have been reduced in our financial statements, they have not expired and remain available to offset future taxable income.
Excluding valuation allowance adjustments on deferred tax assets and the after-tax impact of impairment charges primarily to reduce the carrying values of equipment placed as held for sale to their estimated fair values, our Adjusted Net Loss(1) for the third quarter was $18.9 million, and Adjusted EPS(2) was a loss of $0.29 per share. This compares to Adjusted Net Loss of $19.3 million, or $0.30 per share, in the prior quarter and Adjusted Net Loss of $18.5 million, or $0.29 per share, for the year-earlier quarter, which exclude valuation allowance adjustments on deferred tax assets and the after-tax impact of impairment charges and loss on extinguishment of debt.
Third quarter Adjusted EBITDA(3) was $3.3 million, down slightly from $3.6 million in the prior quarter and down from $18.8 million in the year-earlier quarter. Third quarter Adjusted EBITDA was down from the year-earlier quarter primarily due to lower revenues from rigs that were earning but not working, as well as reduced activity in our Production Services Segment.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $27.5 million in the third quarter, a 2% decrease from the prior quarter and a 33% decrease from the year-earlier quarter. Drilling rig utilization was 38% for the third quarter, down slightly from 39% in the prior quarter and down from 49% in the year-earlier quarter. The decrease from the prior quarter is due to a combination of contract expiration for rigs that were earning but not working and downtime for one rig that is undergoing an upgrade.
Average drilling revenues per day were $25,118 in the third quarter, roughly flat with $25,188 in the prior quarter and down from $25,487 in the year-earlier quarter. Drilling Services Segment margin(4) per day(5) was $7,025 in the third quarter, down from $11,879 in the prior quarter and $11,270 in the year-earlier quarter. The decrease in Drilling Services Segment margin per day from both the prior quarter and the year-earlier quarter was primarily due to reduced revenues from rigs that were earning but not working as well as mobilization costs related to three domestic rigs mobilized from the Bakken to other markets and start up costs for one drilling rig in Colombia.
Since late 2014, term contracts for 19 of our drilling rigs were terminated early, including three that were terminated in early 2016, all of which have now expired. In the first, second and third quarters of 2016, we recognized early termination revenue of $7.1 million, $4.4 million and $1.8 million, respectively. All early contract termination revenue has now been recognized in full.
Currently, we have 13 drilling rigs earning revenues in the U.S., eight of which are under term contracts, and one rig in Colombia earning revenue. Two additional rigs on term contract in Colombia are not earning revenue. We anticipate that one of the two rigs on standby will begin earning revenue late in the fourth quarter of 2016, or possibly the first quarter of 2017.
Production Services Segment
Revenue for the Production Services Segment was $40.9 million in the third quarter, up 19% from the prior quarter and down 38% from the year-earlier quarter. The increase in revenue from the prior quarter is due to an increase in activity for all our production services offerings, with the most significant improvement in wireline services. Production Services Segment margin(4) as a percentage of revenue was 22% in the third quarter, up from 16% in the prior quarter and down from 27% in the year-earlier quarter. Production Services Segment margin was up as compared to the prior quarter due to an increase in demand for our services as well as the full impact of actions we have taken during the year to reduce our cost structure.
Well servicing average pricing was $496 per hour in the third quarter, up from $485 in the prior quarter and down from $577 in the year-earlier quarter. Well servicing rig utilization was 41% in the third quarter, up slightly from 40% in the prior quarter and down from 62% in the year-earlier quarter. Coiled tubing utilization was 22% in the third quarter, up slightly from 20% in the prior quarter and down from 25% in the year-earlier quarter.

Comments from our President and CEO
“With commodity prices remaining well above the lows seen in the first quarter, demand for our services has continued to improve,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “Higher activity that drove a notable improvement in our Production Services Segment in the third quarter is expected to continue through the fourth quarter and we are optimistic it will offset the seasonal decline we typically experience during that period due to reduced daylight hours, holidays and exhausted customer budgets.
“We are also seeing strong demand for our top-tier AC drilling rigs with 13 of our 16 AC rigs contracted and expectations that our premium equipment will remain highly utilized. During the third quarter, we mobilized three AC rigs that were coming off contracts in the Bakken to begin work with strategic clients in the Appalachian and Permian Basin. We hope to keep one or two of the idle AC rigs in the Bakken; however, thus far the Bakken has been slow to recover. Additionally, we are upgrading one of two 1,000 horsepower pad-optimal AC rigs in the Marcellus to a 1,500 horsepower rig with our latest generation mast and substructure.
“We continue to work to remain cash flow neutral in 2016 through additional asset sales, and expect to generate approximately $11 million in gross proceeds from the sale of three SCR drilling rigs in November. We are having constructive discussions on other non-strategic assets which we hope to monetize in the future to enhance our liquidity as we position the Company to benefit from an ongoing market recovery.”
Fourth Quarter 2016 Guidance
In the fourth quarter of 2016, drilling rig utilization is estimated to average 43% to 45%. Drilling Services Segment margin is estimated to be approximately $6,500 to $7,000 per day in the fourth quarter, which reflects more rigs working at current market dayrates. Production Services Segment revenue in the fourth quarter is estimated to be flat to up approximately 3% as compared to the third quarter of 2016. Production Services Segment margin is estimated to be 20% to 22% of revenues in the fourth quarter.
Liquidity
Working capital at September 30, 2016 was $36.1 million, down from $45.2 million at December 31, 2015. Our cash and cash equivalents were $9.7 million, down from $14.2 million at year-end 2015.
The decrease in cash and cash equivalents during the nine months ended September 30, 2016 is primarily due to $25.6 million of cash used for purchases of property and equipment, partially offset by $12.0 million of proceeds from issuance of debt, $7.6 million of cash provided by operating activities, which includes early termination payments received on certain drilling contracts, and $2.7 million of proceeds from the sale of assets. We currently have $17.3 million in committed letters of credit and $111.5 million outstanding under our $175 million revolving credit facility.
Capital Expenditures
Cash capital expenditures in the third quarter were $12.3 million, which included $7.4 million related to final payments on two long-lead time drilling rig packages. We estimate total capital expenditures for 2016 to be $30 million to $32 million, up from prior guidance of $27 million to $29 million, due to certain rig upgrades.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until November 8. To access the replay, dial (201) 612-7415 and enter the pass code 13647880.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf

Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2015, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairment charges, loss on extinguishment of debt, and the related tax benefit, net of valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the tables to this news release.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin and Production Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Drilling Services Segment margin and Production Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of consolidated Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the tables to this news release.

This news release also included a forward-looking non-GAAP financial measure, Production Services Segment margin for the fourth quarter 2016, which as previously described excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, other income (expense) and income tax expense or benefit. No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

(5)
Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day. This news release also included a forward-looking non-GAAP financial measure, Drilling Services Segment margin per revenue day for the fourth quarter of 2016, which as previously described, is a calculation of revenues less operating costs, divided by the number of revenue days, and therefore excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, other income (expense) and income tax expense or benefit. No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2016	2015	2016	2016	2015

Revenues:
Drilling services	$27,454	$41,238	$27,959	$88,597	$198,212
Production services	40,899	66,242	34,331	116,998	238,093
Total revenues	68,353	107,480	62,290	205,595	436,305

Costs and expenses:
Drilling services	19,776	23,003	14,773	51,989	118,114
Production services	31,912	48,643	28,742	95,503	170,517
Depreciation and amortization	28,663	35,257	28,922	87,409	115,528
General and administrative	14,312	16,686	15,258	46,078	56,909
Bad debt expense (recovery)	(359)	(1,071)	112	(302)	(358)
Impairment charges	4,262	2,329	—	4,262	79,648
Loss (gain) on dispositions of property and equipment	(328)	605	508	(420)	(2,639)
Total costs and expenses	98,238	125,452	88,315	284,519	537,719
Loss from operations	(29,885)	(17,972)	(26,025)	(78,924)	(101,414)

Other (expense) income:
Interest expense, net of interest capitalized	(6,678)	(4,975)	(6,375)	(19,307)	(15,675)
Loss on extinguishment of debt	—	(490)	(299)	(299)	(490)
Other	245	(785)	718	574	(2,979)
Total other expense	(6,433)	(6,250)	(5,956)	(19,032)	(19,144)

Loss before income taxes	(36,318)	(24,222)	(31,981)	(97,956)	(120,558)
Income tax benefit	1,698	6,682	1,990	5,646	13,718
Net loss	$(34,620)	$(17,540)	$(29,991)	$(92,310)	$(106,840)

Loss per common share:
Basic	$(0.53)	$(0.27)	$(0.46)	$(1.43)	$(1.66)
Diluted	$(0.53)	$(0.27)	$(0.46)	$(1.43)	$(1.66)

Weighted-average number of shares outstanding:
Basic	64,905	64,449	64,781	64,755	64,262
Diluted	64,905	64,449	64,781	64,755	64,262

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2016	December 31, 2015
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$9,703	$14,160
Receivables, net of allowance for doubtful accounts	62,212	79,816
Inventory	8,254	9,262
Assets held for sale	6,243	4,619
Prepaid expenses and other current assets	4,730	7,411
Total current assets	91,142	115,268

Net property and equipment	629,164	702,585
Intangible assets, net of accumulated amortization	781	1,944
Other long-term assets	1,710	2,196
Total assets	$722,797	$821,993

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,014	$16,951
Deferred revenues	1,157	6,222
Accrued expenses	40,838	46,869
Total current liabilities	55,009	70,042

Long-term debt, less debt issuance costs	399,508	387,217
Deferred income taxes	13,439	17,520
Other long-term liabilities	3,737	4,571
Total liabilities	471,693	479,350
Total shareholders’ equity	251,104	342,643
Total liabilities and shareholders’ equity	$722,797	$821,993

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2016	2015

Cash flows from operating activities:
Net loss	$(92,310)	$(106,840)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	87,409	115,528
Allowance for doubtful accounts, net of recoveries	(302)	(358)
Write-off of obsolete inventory	21	—
Gain on dispositions of property and equipment, net	(420)	(2,639)
Stock-based compensation expense	2,998	2,275
Amortization of debt issuance costs	1,311	1,247
Loss on extinguishment of debt	299	490
Impairment charges	4,262	79,648
Deferred income taxes	(6,372)	(15,048)
Change in other long-term assets	426	438
Change in other long-term liabilities	(833)	(509)
Changes in current assets and liabilities	11,155	64,833
Net cash provided by operating activities	7,644	139,065

Cash flows from investing activities:
Purchases of property and equipment	(25,584)	(130,390)
Proceeds from sale of property and equipment	2,743	37,803
Proceeds from insurance recoveries	—	227
Net cash used in investing activities	(22,841)	(92,360)

Cash flows from financing activities:
Debt repayments	(500)	(45,003)
Proceeds from issuance of debt	12,000	—
Debt issuance costs	(819)	(999)
Proceeds from exercise of options	183	781
Purchase of treasury stock	(124)	(729)
Net cash used in financing activities	10,740	(45,950)

Net increase (decrease) in cash and cash equivalents	(4,457)	755
Beginning cash and cash equivalents	14,160	34,924
Ending cash and cash equivalents	$9,703	$35,679

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2016	2015	2016	2016	2015

Drilling Services Segment:
Revenues	$27,454	$41,238	$27,959	$88,597	$198,212
Operating costs	19,776	23,003	14,773	51,989	118,114
Drilling Services Segment margin(1)	$7,678	$18,235	$13,186	$36,608	$80,098

Average number of drilling rigs	31.0	35.9	31.0	31.0	39.7
Utilization rate	38%	49%	39%	41%	67%

Revenue days - working	1,076	1,118	928	3,018	5,519
Revenue days - earning but not working	17	500	182	495	1,678
Total revenue days	1,093	1,618	1,110	3,513	7,197

Average revenues per day	$25,118	$25,487	$25,188	$25,220	$27,541
Average operating costs per day	18,093	14,217	13,309	14,799	16,412
Drilling Services Segment margin per day(2)	$7,025	$11,270	$11,879	$10,421	$11,129

Production Services Segment:
Revenues	$40,899	$66,242	$34,331	$116,998	$238,093
Operating costs	31,912	48,643	28,742	95,503	170,517
Production Services Segment margin(1)	$8,987	$17,599	$5,589	$21,495	$67,576

Consolidated:
Revenues	$68,353	$107,480	$62,290	$205,595	$436,305
Operating costs	51,688	71,646	43,515	147,492	288,631
Consolidated margin	$16,665	$35,834	$18,775	$58,103	$147,674

Net loss as reported	$(34,620)	$(17,540)	$(29,991)	$(92,310)	$(106,840)
Adjusted EBITDA(3)	$3,285	$18,829	$3,615	$13,321	$90,783

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin and Production Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Drilling Services Segment margin and Production Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of consolidated Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the table on the following page.

(2)Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Consolidated Margin
and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2016	2015	2016	2016	2015

Consolidated margin	$16,665	$35,834	$18,775	$58,103	$147,674

General and administrative	(14,312)	(16,686)	(15,258)	(46,078)	(56,909)
Bad debt (expense) recovery	359	1,071	(112)	302	358
Gain (loss) on dispositions of property and equipment	328	(605)	(508)	420	2,639
Other income (expense)	245	(785)	718	574	(2,979)
Adjusted EBITDA(3)	3,285	18,829	3,615	13,321	90,783

Depreciation and amortization	(28,663)	(35,257)	(28,922)	(87,409)	(115,528)
Impairment charges	(4,262)	(2,329)	—	(4,262)	(79,648)
Interest expense	(6,678)	(4,975)	(6,375)	(19,307)	(15,675)
Loss on extinguishment of debt	—	(490)	(299)	(299)	(490)
Income tax benefit	1,698	6,682	1,990	5,646	13,718
Net loss as reported	$(34,620)	$(17,540)	$(29,991)	$(92,310)	$(106,840)

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	September 30,		June 30,
	2016	2015	2016

Net loss as reported	$(34,620)	$(17,540)	$(29,991)
Impairment charges	4,262	2,329	—
Loss on extinguishment of debt	—	490	299
Tax benefit related to adjustments	(303)	(1,020)	(108)
Valuation allowance adjustments on deferred tax assets	11,801	(2,765)	10,526
Adjusted net loss(4)	$(18,860)	$(18,506)	$(19,274)

Basic weighted average number of shares outstanding, as reported	64,905	64,449	64,781
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	64,905	64,449	64,781

Adjusted (diluted) EPS(5)	$(0.29)	$(0.29)	$(0.30)

Diluted EPS as reported	$(0.53)	$(0.27)	$(0.46)

(4)Adjusted net loss represents net loss as reported adjusted to exclude impairment charges, loss on extinguishment of debt, and the related tax benefit, net of valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of November 1, 2016

Drilling Services Segment:

Electric drilling rigs (by horsepower rating):
1000 HP	2
1200 to 2000 HP	29
Total	31

Production Services Segment:

Well servicing rigs (by horsepower rating):
550 HP	114
600 HP	11
Total	125

Wireline units	114

Coiled tubing units	17